UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 8, 2010

The Empire Sports & Entertainment Holdings Co.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-150462	26-0657736
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 Greene Street, Suite 403 New York, New York		10012
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 208-4472

(Former name or former address, if changed since last report)

Copies to:
Harvey J. Kesner, Esq.
61 Broadway, 32nd Floor
New York, New York 10006
Telephone: (212) 930-9700

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

The Empire Sports & Entertainment Holdings Co. entered into an Agreement of Conveyance, Transfer of Assets and Assumption of Obligations (the “Conveyance Agreement”) with our wholly-owned subsidiary, Excel Global Holdings, Inc. (“SplitCo”).  Pursuant to the Conveyance Agreement, we transferred all of the assets and liabilities associated with our web-based consulting services business to SplitCo.  We also entered into a stock purchase agreement (the “Purchase Agreement”) with Betty Soumekh, Jeremy Vernassal and Delia Vernassal (collectively, the “Purchasers”), pursuant to which we will sell all of the outstanding capital stock of SplitCo to the Purchasers (the “Split-Off”) in exchange for  17,596,603 shares of our common stock, par value $0.0001 per share (the “Common Stock”) held by the Purchasers which will be cancelled (the “Share Cancellation”).

Following the Share Cancellation, we will have 22,115,800 shares of Common Stock outstanding, of which 19,602,000, or approximately 88.8% are held by the prior shareholders of our newly-acquired subsidiary, The Empire Sports & Entertainment, Co. (“Empire”). As previously reported in our Current Report on Form 8-K dated September 29, 2010 (the “September 29, 2010 Current Report”), 7,112,000 shares of our Common Stock, or approximately 32.2%,  were issued in exchange for Empire shares issued in connection with Empire’s recent private placements.

On September 29, 2010, we entered into a Share Exchange Agreement (the “Exchange Agreement”) with Empire, and the shareholders of Empire (the “Empire Shareholders”). Upon closing of the transaction contemplated under the Exchange Agreement (the “Exchange”), the Empire Shareholders transferred all of the issued and outstanding capital stock of Empire to us in exchange for shares of our Common Stock.  Such Exchange caused Empire to become our wholly-owned subsidiary.

There are 2,513,800 shares of our Common Stockheld by persons who were shareholders prior to the Exchange with Empire.  These shares constitute our “public float.”  These shares are the only shares of registered Common Stock and, accordingly, are the only shares available for resale without further registration under the Securities Act of 1933, as amended.

Since our Common Stock is very thinly traded, and only a small percentage of our Common Stock is available to be traded and is held by a small number of holders, the bid, ask or sales price may not reflect our actual or perceived value. At the closing of the Exchange, our public float was held by approximately 20 persons and therefore should be considered illiquid.  There can be no assurance that there will be an active market for our shares of Common Stock either now or in the future. The market liquidity will be dependent on the perception of our operating business, among other things.  We will take certain steps including utilizing investor awareness campaigns, press releases, road shows and conferences to increase awareness of our business and any steps that we might take to bring us to the awareness of investors may require us to compensate consultants with cash and/or stock. It is also possible that shareholders of ours determine to compensate consultants to perform investor awareness campaigns and take other steps to seek to enhance the liquidity of our Common Stock.  There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business and trading may be at an inflated price relative to the performance of our company due to, among other things, availability of sellers of our shares. If a market should develop, the price may be highly volatile. Because there may be a low price for our shares of Common Stock, many brokerage firms or clearing firms may not be willing to effect transactions in the securities or accept our shares for deposit in an account. Even if an investor finds a broker willing to effect a transaction in our Common Stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of low priced shares of common stock as collateral for any loans.  These risks, and others, are more fully described in the September 29, 2010 Current Report, under “Risk Factors” which is incorporated herein by reference.

Following the Split-Off, we intend to carry on the business of Empire as our only business. Empire in engaged in the business of live entertainment as a promoter, producer and venue operator for music and sporting events.

The foregoing description of the Split-Off and Share Cancellation does not purport to be complete and is qualified in its entirety by reference to the complete text of (i) the Conveyance Agreement, which is filed as Exhibit 10.1 hereto,  and (ii) the Purchase Agreement, which is filed as Exhibit 10.2, hereto, each of which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1
Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, dated as of October 8, 2010, by and between The Empire Sports & Entertainment Holdings Co. and Excel Global Holdings, Inc.

10.2	Form of Stock Purchase Agreement, dated as of October 8, 2010, by and between The Empire Sports & Entertainment Holdings Co. and the shareholders listed therein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  October 12, 2010

THE EMPIRE SPORTS & ENTERTAINMENT HOLDINGS CO.

By:	/s/ Gregory D. Cohen
Name: Gregory D. Cohen
Title: President, Chief Operating Officer & Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1
Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, dated as of October 8, 2010, by and between The Empire Sports & Entertainment Holdings Co. and Excel Global Holdings, Inc.

10.2	Form of Stock Purchase Agreement, dated as of October 8, 2010, by and between The Empire Sports & Entertainment Holdings Co. and the shareholders listed therein